EXHIBIT 5

Marla S. Persky	Baxter International Inc.	847.948.3440 Phone
Acting General Counsel	One Baxter Parkway	847.948.2450 Fax
	Deerfield, IL 60015	marla_s_persky@baxter.com

April 4, 2005

Baxter International Inc.

One Baxter Parkway

Deerfield, IL 60015

RE:	Baxter International Inc. —
Registration Statement on Form S-3 Relating to the
Registration for Resale of up to 150,000 Shares of Common Stock

Ladies and Gentlemen:

I am Acting General Counsel of Baxter International Inc., a Delaware corporation (the “Company”). I have been requested to render this opinion in connection with the Registration Statement on Form S-3 (as may be further amended, the “Registration Statement”), which is being filed today with the Securities and Exchange Commission for the purpose of registering for resale from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) up to an aggregate of 150,000 Shares (as defined below) of the Company’s common stock, par value $1.00 per share (the “Common Stock”) for the account of BioSurgical Liquidating Trust (the “Selling Stockholder”), including its donees, pledgees, transferees, beneficiaries or other successors in interest. 35,063 shares of Common Stock (the “Issued Shares”) have been issued to the Selling Stockholder in accordance with the Amended and Restated Asset Purchase Agreement, dated March 28, 2005, among the Company, Baxter Healthcare Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and the Selling Stockholder (the “Agreement”), and up to 114,937 shares of Common Stock (the “Issuable Shares”) are issuable to the Selling Stockholder in accordance with the contingent payment provisions of the Agreement. The Issued Shares and the Issuable Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In my capacity as Acting General Counsel of the Company, I have examined and am familiar with (i) the Registration Statement; (ii) an executed copy of the Agreement; (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iv) the Amended Bylaws of the Company, as currently in effect; and (v) certain resolutions and corporate proceedings of the Board of Directors of the Company related to the issuance of the Shares, the filing of the Registration Statement and related matters. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

Baxter International Inc.

April 4, 2005

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In addition, I have assumed that the issuance to the Selling Stockholder of the Issuable Shares will be in accordance with the terms of the Agreement and all requisite steps will be taken to comply with applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the New York Stock Exchange. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction except for the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. I do not express any opinion as to the effect of any other laws on the opinions set forth below.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Shares have been duly authorized.

2. The Issued Shares are validly issued, fully paid and non-assessable.

3. The Issuable Shares (if, as and when so issued to the Selling Stockholder in accordance with the Agreement) will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    MARLA S. PERSKY

Marla S. Persky

Acting General Counsel